Exhibit 10.26

Execution Copy

THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 4 HEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW.

AMENDED SUBORDINATED PROMISSORY NOTE

January 4, 2006

As Amended October 18, 2006

$250,000	Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned, OURPET’S COMPANY, a Colorado corporation (“Maker”), promises to pay to the order of PET ZONE PRODUCTS LTD., an Ohio limited liability company (“Holder”), the principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), together with interest at the rate of seven and three-quarters percent (7.75%) per annum, in accordance with the following terms and conditions. This Subordinated Promissory Note (this “Note”) is made pursuant to that certain Asset Purchase Agreement, of even date herewith, by and between Maker and Holder (the “Purchase Agreement”). Capitalized terms not otherwise defined in this Note shall have the meanings ascribed thereto in the Purchase Agreement.

1. Payment of Principal and Interest. Interest on this Note shall accrue from and including the date of issuance through and until the repayment of the principal amount of this Note and shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest on this Note shall be paid in twenty (20) equal quarterly installments in such amounts and upon such dates as set forth on Exhibit A attached hereto, under which such payments shall commence and be due and payable on 10/1/2006 (“First Installment Date”) and the remaining installments shall be due and payable on the last business day of each successive fiscal quarter. Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, any overdue principal of and overdue interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date of payment thereof was due to the date of actual payment, at a rate of eleven and three-quarters percent (11.75%) per annum (such sum being referred to as the “Default Rate”), and, upon and during the occurrence of an Event of Default (as defined below), this Note shall bear interest from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the Default Rate. In the event that any interest rate provided in this Section 1, shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by Maker of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Maker.

2. Prepayment. Maker may, at any time or from time to time, prepay all or any part of the principal amount due hereunder without any premium or penalty whatsoever.

3. Place of Payment. All payments on or in respect of this Note shall be made to Holder at the address set forth in Section 8 of this Note, or, at the option of Holder, at such other place as Holder may, at any time or from time to time, designate to Maker in writing.

4. Events of Default and Remedies.

(a) The occurrence and continuance of the following events shall be considered events of default under this Note (each an “Event of Default”): (i) any failure of Maker to pay any principal or interest on this Note when due or within five (5) business days thereof; (ii) there shall been filed or commenced against Maker, an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or an action shall have been commenced to appoint a receiver, liquidator, assignee, custodian, trustee or similar official of Maker or for any substantial part of Maker’s property or assets or for the winding-up or liquidation of Maker’s affairs and such action or proceeding shall not have been dismissed within sixty (60) days; (iii) Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or other similar official of Maker or of any substantial part of Maker’s property or assets, or shall make any general assignment of the benefit of creditors, or shall take any action in furtherance of any of the foregoing; or (iv) Maker shall be in material default of any other term and/or condition of this Note, and such default shall remain uncured for thirty (30) days following notice of such default by Holder.

(b) Upon the occurrence of an Event of Default, all of the principal and interest due or to become due under this Note shall become at once due and payable at the option of Holder without notice, demand, presentment or dishonor, which Maker hereby waives.

(c) Maker hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note and, upon any Event of Default, agrees to pay Holder’s costs of collection including, but not limited to, reasonable attorneys’ fees, paralegals’ fees and expenses.

5. Subordination. Notwithstanding anything in this Note or under any other agreement to the contrary, the obligations of Maker in respect of this Note, including, without limitation, Maker’s obligations of payment with respect to principal and interest, will be subordinate and junior in right of payment to any and all existing and future superior indebtedness, including, without limitation, all of Maker’s existing and future indebtedness to First Merit Bank, N.A. (or any successor lender) and Maker’s existing indebtedness to the U.S. Small Business Administration (collectively, “Superior Indebtedness”); provided that regularly scheduled payments of principal and interest hereunder shall be permitted by Maker’s lenders at all times other than during the continuation of a payment default under the Superior Indebtedness. Any delay in any payment under this Note resulting from the restrictions set forth in this Section shall not result in a default hereunder, and Holder agrees not to seek any remedies against Maker or otherwise with respect to Maker’s failure to pay to the extent such failure to pay is as a result of such restrictions.

6. Amendment and Waiver. No modification or amendment of this Note shall be valid unless made in writing and signed by the parties hereto. The failure of Holder to exercise any of its rights hereunder shall constitute a waiver of the same and of any other right in that or any subsequent instance. No extension of time for payment of all or part of the amount owed under this Note at any time shall affect the liability of the Maker.

7. Assignability. Holder may assign its rights under this Note to an affiliated entity(ies) (including, without limitation, Holder’s members) without the consent of Maker; provided that any subsequent Holder shall be subject to the terms hereof including, without limitation, the subordination provisions set forth in Section 5. Maker may not assign its duties and responsibilities pursuant to this Note without the prior written consent of Holder.

8. Notices. All payments, notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (i) delivered personally, or (ii) sent by pre-paid, first class, certified or registered mail, return receipt requested, or (iii) by priority overnight national express courier service, or (iv) by facsimile transmission (followed by a hard copy by U.S. mail or priority overnight delivery as aforesaid), to the intended recipient thereof at its address or facsimile number set forth below:

If to Holder:	Pet Zone Products, Ltd. c/o Early Stage Partners 1801 East Ninth Street, Suite 1700 Cleveland, Ohio 44114 Facsimile: (216) 781-0156 Attn: James D. Ireland III

With copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 2300 BP Tower 200 Public Square Cleveland, Ohio 44114 Facsimile: (216) 363-4588 Attn: Peter K. Shelton, Esq.

If to Maker:	OurPet’s Company 1300 East Street Fairport Harbor, Ohio 44077 Facsimile: (440) 354-9129 Attn: Steven Tsengas

With copy to:	Kohrman Jackson & Krantz P.L.L. 1375 East Ninth Street One Cleveland Center, 20th Floor Cleveland, Ohio 44114-1793 Attn: Connie S. Carr, Esq.

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

9. Cancellation. After all principal and interest, if any, at any time owed on this Note has been paid in full, this Note shall be surrendered to Maker for cancellation and shall not be reissued.

10. Governing Law. This Note is governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio, without regard to conflicts of law principles.

11. Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid of unenforceable.

12. No Strict Construction. Maker and Holder have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by Maker and Holder, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

13. Remedies. No remedy herein conferred upon Holder, or otherwise available to Holder at law or in equity, is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No course of dealing between Maker and Holder or any delay on the part of Holder in exercising any rights hereunder shall operate as a waiver of any right.

<Signature page follows>

IN WITNESS WHEREOF, Maker has executed this Note on the date first set forth above.

OurPet’s Company, a Colorado corporation

By:	/s/ Steven Tsengas
Its:	President/CEO

EXHIBIT A

PAYMENT AMORTIZATION SCHEDULE

#	Date	Principal				Interest Payment	Total Payment
		Beginning	Repayment		Ending
						7.75%
	1/3/2006	$250,000.00	$		$250,000.00
1	3/31/2006	$250,000.00		$0.00	$250,000.00	$4,844.00	$4,844.00
2	6/30/2006	$250,000.00		$0.00	$250,000.00	$4,844.00	$4,844.00
3	9/30/2006	$250,000.00		$87,500.00	$162,500.00	$4,844.00	$92,344.00
4	10/1/2006	$162,500.00		$20,583.00	$141,917.00	$—	$20,583.00
5	12/31/2006	$141,917.00		$7,128.00	$134,789.00	$2,750.00	$9,878.00
6	3/31/2007	$134,789.00		$7,266.00	$127,523.00	$2,612.00	$9,878.00
7	6/30/2007	$127,523.00		$7,407.00	$120,116.00	$2,471.00	$9,878.00
8	9/30/2007	$120,116.00		$7,551.00	$112,565.00	$2,327.00	$9,878.00
9	12/31/2007	$112,565.00		$7,697.00	$104,868.00	$2,181.00	$9,878.00
10	3/31/2008	$104,868.00		$7,846.00	$97,022.00	$2,032.00	$9,878.00
11	6/30/2008	$97,022.00		$7,998.00	$89,024.00	$1,880.00	$9,878.00
12	9/30/2008	$89,024.00		$8,153.00	$80,871.00	$1,725.00	$9,878.00
13	12/31/2008	$80,871.00		$8,311.00	$72,560.00	$1,567.00	$9,878.00
14	3/31/2009	$72,560.00		$8,472.00	$64,088.00	$1,406.00	$9,878.00
15	6/30/2009	$64,088.00		$8,636.00	$55,452.00	$1,242.00	$9,878.00
16	9/30/2009	$55,452.00		$8,804.00	$46,648.00	$1,074.00	$9,878.00
17	12/31/2009	$46,648.00		$8,974.00	$37,674.00	$904.00	$9,878.00
18	3/31/2010	$37,674.00		$9,148.00	$28,526.00	$730.00	$9,878.00
19	6/30/2010	$28,526.00		$9,325.00	$19,201.00	$553.00	$9,878.00
20	9/30/2010	$19,201.00		$9,506.00	$9,695.00	$372.00	$9,878.00
21	12/31/2010	$9,695.00		$9,695.00	$—	$188.00	$9,883.00
	1/1/2011	$—				$—

TOTALS		$250,000.00		$250,000.00	$—	$40,546.00	$290,546.00

Summary of Forgiveness & Payments
*Debt Forgiveness				$87,500.00			$87,500.00
Debt Repayment				$162,500.00		$40,546.00	$203,046.00

Total Due at 10/1/2006							$35,115.00

Principal (3 payments of $6,861)							$20,583.00
Interest (3 payments of $4,844)							$14,532.00